                                  SCHEDULE 14 A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            Schedule 14A Information

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


/X/ Filed by the Registrant
/ / Filed by a Party other than the Registrant
/ / Check the appropriate box:
/X/      Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       INVERNESS MEDICAL TECHNOLOGY, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

                -------------------------------------------------------------

         (2)    Aggregate number of securities to which transaction applies:

                -------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                -------------------------------------------------------------

         (4)    Proposed maximum aggregate value of transaction:

                -------------------------------------------------------------

         (5)    Total fee paid:

                -------------------------------------------------------------

/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:

                -------------------------------------------------------------

         (2)    Form, Schedule or Registration Statement No.:

                -------------------------------------------------------------

         (3)    Filing Party:

                -------------------------------------------------------------

         (4)    Date Filed:

                -------------------------------------------------------------

                       INVERNESS MEDICAL TECHNOLOGY, INC.
                              200 PROSPECT STREET
                         WALTHAM, MASSACHUSETTS 02453*

                                 April   , 2001

Dear fellow stockholder:

    You are cordially invited to attend Inverness Medical Technology's Annual Meeting of Stockholders on Monday, May 21, 2001, at 12:30 p.m., Eastern Daylight Time, at the Harvard Club of Boston, Downtown Clubhouse, One Federal Street, Boston, MA 02110-2069.

    In addition to the matters described in the attached proxy statement, we will report on our Company's activities during 2000. You will have an opportunity to ask questions and to meet your directors and executives.

    Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Therefore, after reading the enclosed proxy statement, please complete, sign, date and return the enclosed proxy card promptly. You may also vote by telephone, or electronically over the internet, by following the instructions on your proxy card.

    We look forward to seeing you at the meeting. Your vote is important to us.

                                        Cordially,

                                        Ron Zwanziger
                                        Chairman, Chief Executive Officer and
                                        President

------------------------

* As of May 1, 2001, our principal office will move to 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448.

                       INVERNESS MEDICAL TECHNOLOGY, INC.
                              200 PROSPECT STREET
                         WALTHAM, MASSACHUSETTS 02453*

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

DATE:    May 21, 2001

TIME:    12:30 p.m., Eastern Daylight Time

PLACE:   Harvard Club of Boston
         Downtown Clubhouse
         One Federal Street
         Boston, MA 02110-2069

PURPOSE:

     1. Elect Carol R. Goldberg and Ernest A. Carabillo, Jr. to serve as Class II directors;

     2. Approve an increase in the number of shares of common stock that the Company is authorized to issue;

     3. Approve an increase in the number of shares available for issuance under the Inverness Medical Technology, Inc. 2000 Stock Option and Grant Plan.

     4.  Conduct such other business as may properly come before the meeting.

    Only stockholders of record on March 26, 2001 may vote at the meeting. This proxy solicitation material is being mailed to stockholders on or about
April 18, 2001, and includes a copy of the Company's 2000 Annual Report, which includes financial statements for the period ended December 31, 2000.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS PRESENTED TO YOU IN THIS PROXY STATEMENT.

    Your vote is important. Please cast your vote by mail, telephone or over the internet by following the instructions on your proxy card.

    Kenneth D. Legg, Ph.D.
    SECRETARY

    April   , 2001

------------------------

* As of May 1, 2001, our principal office will move to 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448.

                              GENERAL INFORMATION

WHO MAY VOTE

    Holders of our common stock, as recorded in our stock register on March 26, 2001, may vote at the meeting. As of that date, there were 31,203,638 shares of the Company's common stock (the "Common Stock") outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of the Company, which after May 1, 2001 will be at 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448.

HOW TO VOTE

    You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

    Most stockholders have a choice of voting by using a toll free number, over the internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

HOW PROXIES WORK

    The Company's Board of Directors (the "Board") is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

    If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of proposals 2 and 3.

    As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

SOLICITATION

    In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay all of the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

REVOKING A PROXY

    You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying the Company's Secretary in writing.

QUORUM

    In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

VOTES NEEDED

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted FOR a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor. A broker nonvote is a proxy submitted by a broker in which the broker indicates that it does not have discretionary authority to vote on behalf of a client on a particular matter.

    All other matters to be acted on at the meeting require the affirmative vote of a majority of the shares present or represented and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of the preceding sentence, while broker nonvotes will not.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board is divided into three classes. The members of each class serve for a staggered three-year term. The Board is currently comprised of two Class I Directors (Messrs. Umphrey and Zwanziger), one Class II Director (Ms. Goldberg) and three Class III Directors (Messrs. Townsend, Levy and Carabillo).

    At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors will expire at the annual meetings of stockholders held following the end of calendar years 2002, 2000 and 2001, respectively.

    The proxies granted by stockholders will be voted individually at the Annual Meeting for the election of the two Class II Directors nominated by the Board:
Carol R. Goldberg and Ernest A. Carabillo, Jr. In the event that Ms. Goldberg or Mr. Carabillo shall be unable to serve, it is intended that the proxy will be voted for any replacements nominated by the Board. Ms. Goldberg and Mr. Carabillo have indicated that they will serve on the Board if elected.

    The reason for nominating Mr. Carabillo, who currently serves as a Class III Director, for election as a Class II Director is to balance the three classes of directors at two directors per class. The Company's charter requires that the number of directors serving in the three classes be as nearly equal as possible. Mr. Carabillo has tendered a conditional resignation as a Class III Director effective upon his election as a Class II Director and the Board has agreed to accept this resignation if Mr. Carabillo is elected as a Class II Director at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING NOMINEES FOR CLASS II DIRECTOR:

                                 ERNEST A. CARABILLO, JR., age 62, has served on the Board
[LOGO]                           since May 2000. He is the founder and president of EXPERTech
                                 Associates, Inc., which provides regulatory, clinical and
                                 quality management consulting services to medical device
                                 companies, where he has served as president since 1990. He has also served in management positions at Baxter
                                 Healthcare, C.R. Bard and the medical device/pharmaceutical division of Union Carbide. Mr. Carabillo has served as the head of three different divisions of the Food and Drug
                                 Administration and Department of Justice and as Associate
                                 Director of Regulatory Affairs for the President's Office of
                                 Drug Abuse Policy.

            [Logo]               CAROL R. GOLDBERG, age 70, has served on the Board since
                                 August 1992, and is a member of its Compensation Committee.
                                 Since December 1989, she has served as president of The
                                 AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a director of
                                 America Service Group, Inc., a managed healthcare company, and The Gillette Company, a consumer products company.

The continuing members of the Board are:

                                 JOHN F. LEVY, age 54, has served on the Board since
                                 August 1996 and is a member of its Audit Committee. Since
                                 1993, he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a
            [Logo]               warehouse merchandising company, from 1989 to 1993.

                                 PETER TOWNSEND, age 66, has served on the Board since
                                 August 1996 and is a member of its Audit Committee.
                                 Mr. Townsend served as chief executive officer and a
                                 director of Theratase plc, formerly Enviromed plc, a medical
            [Logo]               products company, from 1991 to 1995, when he retired.

                                 WILLARD L. UMPHREY, age 59, has served on the Board since
                                 December 1992 and is a member of its Compensation Committee and its Audit Committee. He was the co-founder, and is
                                 chairman and chief executive officer of the Quantitative
                                 Group of Funds, an investment management company. He also
                                 served as president and treasurer of U.S. Boston Capital
                                 Corporation, a broker-dealer, prior to resigning in
[LOGO]                           July 1999.

                                 RON ZWANZIGER, age 47, has served on the Board and as the
                                 Company's Chairman, Chief Executive Officer and President
                                 since its inception in 1992. From 1981 to 1991, he was
                                 chairman and chief executive officer of MediSense, a medical
[LOGO]                           device company.

                         BOARD COMMITTEES AND MEETINGS

    The Board has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Ms. Goldberg and Mr. Umphrey, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees, and administers the Company's stock option plans. The Audit Committee, consisting of Mr. Levy and Mr. Townsend, reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants. Since the resignation of Edward B. Roberts on February 5, 2001, the Audit Committee has consisted of two independent directors rather than three, as contemplated by the rules of the American Stock Exchange ("AMEX"). The Board will add an additional member to the Audit Committee in the near future. The Company is presently interviewing candidates to join the Board who will qualify as independent directors within the meaning of the AMEX rules. Until such time as a third member is added to the Audit Committee, Mr. Levy and Mr. Townsend will continue to function as the Audit Committee.

    The Board held fifteen meetings during the last fiscal year. The Compensation Committee held two meetings and the Audit Committee held two meetings during the last fiscal year. The Audit Committee's written charter, which was adopted on May 9, 2000, states that the committee will generally meet four times per year and the Audit Committee intends to do so during future years. The Board does not have a nominating committee or a committee serving a similar function.

    Employee directors are not entitled to cash compensation in their capacities as directors. Non-employee directors are entitled to receive compensation at the rate of $1,333.00 per month. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings.

    In addition, on September 14, 1999, each non-employee director as of such date, namely Carol R. Goldberg, Willard L. Umphrey, John F. Levy, Jonathan J. Fleming, Peter Townsend and Edward B. Roberts, was awarded as additional compensation for their service as directors during the years 1999 and 2000 options to purchase up to 16,000 shares of the Company's Common Stock at an exercise price equal to $2.8125 per share, the closing market price per share on the date of grant. These options were granted pursuant to the Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Option Plan") and such options vest in three equal annual installments so long as the non-employee director remains a member of the Board. Mr. Fleming resigned from the Board as of February 1, 2000, and, consequently, the options granted to him have terminated. Mr. Roberts resigned from the Board as of February 5, 2001, and, consequently, 10,667 of the options granted to him have terminated.

    Each non-employee director was also given the right, within thirty days after September 14, 1999, to elect to receive additional options to purchase up to 9,920 shares of Common Stock in lieu of cash compensation for the period September 1999 through December 2000, such options to have an exercise price of $2.8125 and to vest in monthly installments of 620 options beginning on the last day of September 1999. The following non-employee directors opted to receive such options in lieu of cash compensation: Carol R. Goldberg, Willard L. Umphrey, John F. Levy and Edward B. Roberts.

    When Mr. Carabillo joined the Board on May 9, 2000, he was granted non-qualified options to purchase 4,666 shares of Common Stock at an exercise price of $6.875 per share, the closing market price per share on the date of grant. These options were granted pursuant to the 1996 Option Plan and vest in three equal annual installments so long as Mr. Carabillo remains on the Board. The options were granted to Mr. Carabillo, a non-employee director, to provide him with equitable compensation for his services as a director during 2000 given the compensation provided to the Company's other directors on September 14, 2000.

    In addition, options and other awards may be granted to directors in the sole discretion of the Administrators of the 1996 Option Plan and the Company's 2000 Option and Grant Plan (the "2000 Option Plan").

                                   PROPOSAL 2
                     INCREASE IN AUTHORIZED SHARES PROPOSAL

    The Board recommends that the stockholders adopt an amendment to the Company's Certificate of Incorporation increasing the number of shares of stock that the Company is authorized to issue from 45,000,000 shares (40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock) to 75,000,000 shares (70,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock)(the "Increase In Authorized Shares Proposal"). As of March 30, 2001 the Board approved an amendment to the Certificate of Incorporation, subject to approval by the stockholders, which amends Article FOURTH of the Certificate of Incorporation by deleting the first sentence of Article FOURTH in its entirety and replacing it with the following sentence:

    "THE TOTAL NUMBER OF SHARES OF ALL CLASSES OF CAPITAL STOCK WHICH THIS CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS SEVENTY-FIVE MILLION (75,000,000) SHARES, CONSISTING OF SEVENTY MILLION (70,000,000) SHARES OF COMMON STOCK WITH PAR VALUE PER SHARE OF ONE-TENTH OF ONE CENT ($0.001) (THE "COMMON STOCK") AND FIVE MILLION (5,000,000) SHARES OF PREFERRED STOCK WITH PAR VALUE PER SHARE OF ONE-TENTH OF ONE CENT ($0.001) (THE "PREFERRED STOCK")."

    The additional shares of authorized Common Stock will become part of the existing class of Common Stock and, when issued, will have the same rights and privileges as the shares of Common Stock currently authorized. There are no preemptive rights relating to the Common Stock.

    The increase in the authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have authority to issue the newly authorized Common Stock without obtaining future stockholder approval, except as may be required by applicable law or AMEX regulation. To the extent that the newly authorized shares are issued, they will decrease existing stockholders' ownership percentage and, depending on the price at which they sold, could dilute existing stockholders.

    The increase in the authorized Common Stock could also delay or prevent a change in control of the Company without further action by the stockholders. The additional authorized shares could (within the limits imposed by law) be issued by the Board in one or more transactions to make it more difficult for a person to obtain control of the Company by diluting such a person's potential ownership or voting rights. Any such issuance could have the effect of diluting the earnings per share and book value per share of shares then outstanding.

    If the stockholders approve this proposal the additional shares of stock will become effective upon the filing of a Certificate of Amendment as required by Delaware law. The Company intends to file such a certificate promptly after the Annual Meeting.

REASONS FOR PROPOSAL 2

    Of the 40,000,000 shares of Common Stock the Company is now authorized to issue by its Certificate of Incorporation, fewer than one million shares remain available for issuance. This number of available shares is insufficient given the Company's objective to become the leading provider of a fully integrated and comprehensive approach to self-management of diabetes. Among the key elements of our strategy for achieving this goal are: (i) research and development into new and superior blood glucose monitoring products, and (ii) strategic partnerships and acquisitions for the purpose of obtaining complementary technologies and products. The proposed increase in the authorized Common Stock will enable the Company to pursue its objective by:

1)  Issuing Common Stock to raise additional capital needed to fund aggressive
    R&D.

2) Issuing Common Stock in connection with mergers, acquisitions or other financing transactions.

3) Issuing Common Stock without the expense and delay of holding a special meeting of stockholders (except as otherwise required by applicable laws or AMEX regulations.)

VOTE REQUIRED

    To approve the Increase in Authorized Shares Proposal, the affirmative vote of a majority of the outstanding shares of Common Stock is required.

    THE BOARD BELIEVES THE INCREASE IN AUTHORIZED SHARES PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF PROPOSAL 2.

                                   PROPOSAL 3
                 APPROVAL OF INCREASE IN OPTION SHARES PROPOSAL

    The Board recommends that the 2000 Option Plan be amended to increase the number of shares of Common Stock that are available to be issued through grants or awards made under the 2000 Option Plan or through the exercise of options granted under the 2000 Option Plan from 750,000 shares to 1,250,000 shares. On February 12, 2001, the Company granted 711,000 options under the 1996 Option Plan and the 2000 Option Plan to 95 superior performing middle and upper managers of the Company and its subsidiaries throughout the world. As a result, of the 750,000 shares of Common Stock authorized for grant under the 2000 Option Plan only 250,000 shares remained available and the Company's 1996 Option Plan was fully exhausted. While some additional shares may become available under the Company's stock option plans through employee terminations, this number is expected to be inconsequential. The Company is proposing that the holders of the Company's Common Stock approve the increase in shares available under the 2000 Option Plan as described below (the "Increase In Option Shares Proposal").

    The Board recommends this action in order to continue to provide a source of stock to attract and retain talented personnel. The Company's recent acquisitions and management's continued commitment to growth require that the amount of Common Stock available for grant be increased. The Board believes that stock options promote growth and provide a meaningful incentive to employees of successful companies.

    The increase of 500,000 shares of Common Stock available for grant under the 2000 Option Plan will result in additional potential dilution of the Company's outstanding Common Stock. As of March 26, 2001, 31,203,638 shares of Common Stock were outstanding and, if all outstanding options and warrants were exercised, the number of outstanding shares would increase to 37,118,180.

    Based solely on the closing price of Common Stock as reported on AMEX on March 26, 2001 of $21.50 per share, the maximum aggregate market value of the additional 500,000 shares of Common Stock to be reserved for issuance under the 2000 Option Plan would be $10,750,000.

THE 2000 OPTION PLAN

    PLAN ADMINISTRATION; ELIGIBILITY. The 2000 Option Plan currently contemplates that the Company will authorize the issuance of up to 750,000 shares of Common Stock thereunder. The 2000 Option Plan is administered by the Compensation Committee of the Board provided such committee consists of at least two non-employee directors (the "Administrator").

    The Administrator has full power to select, from among the eligible participants, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 Option Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividend or deemed dividends to be credited to the amount of deferrals. The Administrator may also delegate to the Chief Executive Officer all or part of its duties with respect to awards to individuals who are not subject to the reporting or other provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") or "covered persons" within the meaning of
Section 162(m) of the Internal Revenue Code (the "Code").

    Persons eligible to participate in the 2000 Option Plan are those employees and other key persons, such as directors and consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the

Administrator. As of March 26, 2001, approximately 971 employees were eligible to participate in the 2000 Option Plan.

    STOCK OPTIONS. The 2000 Option Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code, and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant.

    The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant in the case of an Incentive Option. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2000 Option Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.

    Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Administrator or, if the Administrator so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

    At the discretion of the Administrator, stock options granted under the 2000 Option Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain an equity interest in the Company without dilution.

    To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain significant stockholders.

    The 2000 Option Plan also provides that stock options and stock appreciation rights with respect to no more than 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) may be granted to any one individual during any one-calendar year period.

    STOCK APPRECIATION RIGHTS. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

    RESTRICTED STOCK. The Administrator may award shares of Common Stock to eligible persons subject to such conditions and restrictions as the Administrator may determine ("Restricted Stock"), provided that Restricted Stock vesting upon attainment of performance goals shall vest after at least 1 year and all other Restricted Stock shall vest after at least 3 years. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Administrator. If the performance goals or other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

    UNRESTRICTED STOCK. The Administrator may grant shares (at no cost or for a purchase price determined by the Administrator) which are free from any restrictions under the 2000 Option Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

    Subject to the consent of the Administrator, an employee or key person of the Company may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

    PERFORMANCE SHARE AWARDS. The Administrator may grant performance share awards to eligible persons of the Company or any subsidiary entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals measured over a period of at least one year and such other conditions as the Administrator shall determine ("Performance Share Award").

    DIVIDEND EQUIVALENT RIGHTS. The Administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 2000 Option Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

    ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS, ETC. The Administrator will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Administrator, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

    AMENDMENTS AND TERMINATION. Amendments to the 2000 Option Plan are subject to approval by the stockholders, except that the Board may amend or discontinue the plan to satisfy changes in the law or to make amendments that do not materially increase the rights of the Administrator, the Board or Company management or otherwise materially alter the substantive provisions of the plan. The Administrator may amend or cancel any outstanding Award; provided that it may only reprice Awards upon a determination that the value of such Awards has been jeopardized by extreme circumstances beyond management's control and then only with respect to Awards representing no more than 10% of the shares authorized under the plan. The Board may only amend or discontinue the plan, and the Administrator may only amend or reprice an Award, if such action does not adversely affect rights of the holder of any Award or require approval of the stockholders to ensure that Incentive Stock Options remain qualified under
Section 422 of the Code.

    CHANGE OF CONTROL PROVISIONS. The 2000 Option Plan provides that in the event of a "Change of Control" (as defined in the 2000 Option Plan) of the Company, all stock options and SARs shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

GRANTS OF OPTIONS UNDER PROPOSAL 3.

    No grants have been made with respect to the additional 500,000 additional shares of Common Stock proposed to be available for issuance under the 2000 Option Plan. The number of shares of Common Stock that may be granted to executive officers, directors and other employees cannot be determined at this time because such grants are made at the discretion of the Administrator.

TAX ASPECTS OF THE 2000 OPTION PLAN UNDER THE U.S. INTERNAL REVENUE CODE

    The following is a summary of the principal Federal income tax consequences of option grants under the 2000 Option Plan. It does not describe all Federal tax consequences under the 2000 Option Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

    Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements, the employee generally will realize ordinary income in the year of disposition, and the Company will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of
(x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

    Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

    An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS

    There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option exercise price for the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

    Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

PARACHUTE PAYMENTS

    The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payments (in addition to other taxes ordinarily payable).

LIMITATION ON COMPANY'S DEDUCTIONS

    As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 2000 Option Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table of the Company's proxy statement receives compensation (other than performance-based compensation) in excess of $1.0 million a year.

VOTE REQUIRED

    To approve and adopt the Increase In Option Shares Proposal, the affirmative vote of a majority of common stock votes cast at the Annual Meeting is required.

    THE BOARD BELIEVES THAT THE INCREASE IN OPTION SHARES PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF PROPOSAL 3.

                       OTHER INFORMATION FOR STOCKHOLDERS
         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table furnishes information as to shares of our Common Stock beneficially owned by (i) each person or entity known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director,
(iii) each Senior Executive (as defined in the Executive Compensation section of this Proxy Statement) and (iv) all directors and executive officers as a group. Unless otherwise stated, beneficial ownership is calculated as of February 1, 2001.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)   PERCENT(3)
---------------------------------------         --------------------------------------------   ----------
Pequot Capital Management Inc.(4).............                    3,167,300                        9.7%
Ron Zwanziger.................................                    2,716,134(5)                     8.3%
Ernest A. Carabillo, Jr.......................                       23,084                          *
Carol R. Goldberg.............................                      232,203                          *
John F. Levy..................................                      540,531                        1.7%
Peter Townsend................................                       49,833                          *
Willard L. Umphrey............................                    1,029,851(6)                     3.2%
John P. Alberico..............................                            0                          0
Kenneth D. Legg, Ph.D.........................                      458,408                        1.4%
David Scott, Ph.D.............................                      590,872                        1.8%
Jerry McAleer, Ph.D...........................                      376,657                        1.2%
Jeffrey A. Templer(7).........................                        4,500                          *
All executive officers and directors (16
  persons)....................................                    6,130,565                       18.8%

*   Represents less than 1%

------------------------

(1) The address of each director or executive officer beneficially owning more than 5% of the Common Stock is c/o the Company at its principal office (see Page 1 of this Notice of Annual Meeting of Stockholders and Proxy Statement).

(2) Includes the number of shares that may be acquired by each listed individual through the exercise of options or warrants exercisable within 60 days of February 1, 2001 in the following aggregate amounts: Mr. Zwanziger, 1,269,676 shares; Mr. Carabillo, 23,084 shares; Ms. Goldberg, 126,076 shares; Mr. Levy, 35,640 shares; Mr. Townsend, 49,833; Mr. Umphrey, 163,180 shares; Dr. Legg, 371,446 shares; Dr. McAleer, 376,500 shares; and
    Dr. Scott, 530,917 shares.

(3) The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options, warrants and convertible securities held by such person or group that were exercisable or convertible within 60 days from February 1, 2001, but excludes shares of stock underlying options, warrants or convertible securities held by any other person.

(4) As of December 31, 2000. Based on the number of shares listed in a
    Schedule 13G filed with the Securities and Exchange Commission on February 8, 2001. Pequot's address, as listed therein, is 500 Nyala Farms Road, Westport, CT 06880.

(5) Mr. Zwanziger disclaims beneficial ownership of (1) 109,754 shares owned by his spouse, (2) 390,000 shares held in trust for the benefit of his children where he, his spouse and an unrelated individual serve as co-trustees, and
    (3) 197,142 shares all held in a trust for the benefit of Mr. Zwanziger's children where his spouse is the sole trustee.

(6) Mr. Umphrey disclaims beneficial ownership of (1) 149,346 shares and warrants to purchase an additional 20,193 shares all owned by his spouse,
    (2) warrants to purchase 2,381 shares held in trust for the benefit of Mr. Umphrey's children, (3) warrants to purchase 14,262 shares owned by

    Pear Tree Royalty Company, Inc., an entity controlled by Mr. Umphrey and his spouse, and (4) warrants to purchase 10,000 shares owned by US Boston Capital Corporation, an entity controlled by Mr. Umphrey.

(7) Mr. Templer's employment by the Company ceased as of November 30, 2000.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

    The Company's executive officers and significant employees and their ages are:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
EXECUTIVE OFFICERS
Ron Zwanziger.............................     47      Chairman, Chief Executive Officer and
                                                       President
David Scott, Ph.D.........................     44      Chairman, Inverness Medical Limited
Kenneth D. Legg, Ph.D.....................     58      Executive Vice President and Secretary
Jerry McAleer, Ph.D.......................     46      Vice President, R&D, Inverness Medical
                                                       Technology, Inc. & Inverness Medical
                                                       Limited
Duane L. James............................     41      Vice President of Finance and Treasurer
John P. Alberico..........................     42      Vice President Operations
John B. Wilkens...........................     53      Managing Director, Inverness Medical
                                                       Limited
John Yonkin...............................     41      Vice President of U.S. Sales and General
                                                       Manager
Anthony J. Bernardo.......................     49      Vice President of New Business Development
Douglas Shaffer...........................     43      Vice President, U.S. Operations
Keith May, Ph.D...........................     47      Vice President, R&D, Inverness Medical
                                                       Limited
SIGNIFICANT EMPLOYEES
Steve Ferullo.............................     40      National Sales Manager
Emanuel Hart..............................     50      President, Orgenics Limited
Piet Moerman, M.D.........................     37      Director of Product Development
Diane M. Sullivan.........................     46      Director, Global Communications
Otto Wahl.................................     52      Managing Director, Inverness Medical
                                                       Europe GmbH
Paul T. Hempel............................     52      General Counsel and Assistant Secretary

EXECUTIVE OFFICERS

    RON ZWANZIGER has served as our President, Chief Executive Officer and Chairman since the Company's inception. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company.

    DAVID SCOTT, PH.D., has served as Managing Director of Inverness Medical Limited from June 1995 to July 1999, when he assumed the position of Chairman. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and
September 1993, Dr. Scott held several positions at MediSense UK, most recently as managing director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

    KENNETH D. LEGG, PH.D., joined us as Secretary and Vice President in charge of U.S. Operations in November 1991. Dr. Legg was appointed Executive Vice President in May 2000.

    JERRY MCALEER, PH.D., joined us as Director of Development of Inverness Medical Limited in 1995 and headed the development of the electrochemical glucose strips. In 1999, he became Vice President of Research and Development for the Company and Inverness Medical Limited. Prior to joining us, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

    DUANE L. JAMES has served as our Corporate Controller since February 1996 and our Chief Accounting Officer since August 1998. He became our Vice President of Finance and Treasurer in October 2000. From June 1991 to February 1996, he held positions at Aquila Biopharmaceuticals, Inc. ranging from accounting manager to corporate controller.

    JOHN B. WILKENS joined us on January 22, 2001, and became Managing Director of Inverness Medical Limited in March 2001. Prior to joining us Mr. Wilkens served as Vice President of Business Development for Sterling Diagnostic Imaging, where he lead the post-merger integration of Sterling's product lines and marketing organization into AGFA Corporation. From 1996 to 1999 he served as Sterling Diagnostic's Vice President of Imaging Media. From 1983 to 1996,
Mr. Wilkens held a series of executive positions at Polaroid Corporation, most recently Senior Director of Manufacturing and Development, High Resolution Imaging.

    JOHN YONKIN joined us in October 1997 as Manger of Product Development. In October 1998, he was appointed Vice President of U.S. Sales and, in January 2000, General Manager. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in Genetic testing services for hospitals, physicians and managed healthcare companies. Previously, Mr. Yonkin worked for MediSense, a medical device company, in a number of marketing and sales capacities.

    JOHN P. ALBERICO joined Inverness Medical Limited in July 1999 to serve as its Managing Director. Mr. Alberico was recently appointed Vice President Operations of Inverness Medical Technology, Inc. and is expected to assume that position during the Spring of 2001. From December 1998 to July 1999,
Mr. Alberico served as Vice President of Operations for Bionostics Inc., a privately held biotechnology company based in Acton, Massachusetts. Prior to December 1998, Mr. Alberico served as Vice President of Manufacturing for Nova Biomedical Inc., another biotechnology company. Nova Biomedical is a world technology leader in the development of fast, whole blood analyzers.

    ANTHONY J. BERNARDO became our Vice President of New Business Development in April 2000. Prior to joining us, Mr. Bernardo served as Vice President and Senior Director of Operations for a division of Polaroid Corporation from April 1997. From 1991 to 1997, Mr. Bernardo held several executive management positions with Dade International Inc., most recently as Vice President of Site Operations for the Paramax Chemistry unit where he was responsible for the integration of the in-vitro diagnostics business unit acquired from DuPont.

    DOUGLAS SHAFFER became our Vice President, U.S. Operations in January 2001 and oversees the operations of our subsidiary Inverness Medical Inc. Prior to that he served as our Controller, U.S. Operations since December 1996. Before joining Inverness, Mr. Shaffer served as a division controller for several different division of MKS Instruments, Inc., a leading producer of gas management instrumentation.

    KEITH MAY, PH.D., joined Inverness Medical Limited in December 1999. Prior to joining Inverness Medical, Dr. May served, since 1987, as Vice President of Research and Development for Unipath, a leader in women's health products and technologies. Unipath is a wholly owned subsidiary of Unilever, an international consumer products conglomerate.

SIGNIFICANT EMPLOYEES

    STEVE FERULLO joined us in September 1997 as Western Region Sales Manager. Last October Mr. Ferullo was promoted to National Sales Manager. From
October 1994 through August 1997 he was Regional Business Manager for The Upper Deck Company.

    EMANUEL HART joined Orgenics Limited in May 1998 as President and Chief Executive Officer. Previously he worked for I.S.O.S., an international security business, from September 1996 to May 1998. Prior to his employment at I.S.O.S., he was a Brigadier General in the Israel Defense Forces from 1968 to 1996.

    PIET MOERMAN, M.D., joined us as General Manager for the Benelux countries and France in 1994. Prior to joining the Company, Dr. Moerman held various positions at MediSense from October 1989 to April 1994, including product manager (Europe), business development manager and marketing manager (Europe-West).

    DIANE M. SULLIVAN has served as our Director of Marketing since 1995. She recently assumed the title, Director, Global Communications. From 1991 to 1994, Ms. Sullivan was a consultant to the Company and other clients. She was marketing manager at MediSense from 1988 to 1991.

    OTTO WAHL has been Managing Director of Inverness Medical Europe GmbH (f/k/a Selfcare International GmbH) since April 1995. Prior to joining us, Mr. Wahl was the managing director for MediSense in Germany, Austria and Switzerland and area manager for Eastern Europe from January 1990 to March 1995.

    PAUL T. HEMPEL joined us on October 1, 2000 as General Counsel and Assistant Secretary. Mr. Hempel was a founding stockholder and managing director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

    Each officer serves at the discretion of the Board. There are no family relationships among any of the directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation for the last three completed fiscal years for the Chief Executive Officer, the next four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 2000, and one former executive officer who would have been one of the four most highly compensated executive officers if he had been employed by the Company at the end of fiscal 2000 (collectively, the "Senior Executives"):

SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                            ANNUAL             ------------
                                                         COMPENSATION           SECURITIES
                                                   -------------------------    UNDERLYING     ALL OTHER
                                          YEAR       SALARY          BONUS       OPTIONS      COMPENSATION
                                        --------   ----------       --------   ------------   ------------
Ron Zwanziger.........................    2000     $  350,000            --             --            --
  President, Chief Executive Officer      1999        271,273            --        500,000(1)         --
  and Chairman                            1998        193,536            --          6,491            --

John P. Alberico......................    2000        200,000       $50,000         20,000            --
  Vice President Operations               1999        100,000(2)     50,000         80,000            --
                                          1998             --            --             --            --

David Scott (3).......................    2000        218,026            --             --            --
  Chairman,                               1999        193,040            --        250,000(1)         --
  Inverness Medical Limited               1998        133,826            --        124,183(4)         --

Kenneth D. Legg, Ph.D.................                                                  --
  Executive Vice President                2000        203,066                           --            --
  and Secretary                           1999        180,980            --        150,000(1)         --
                                          1998        135,360            --         74,438(4)         --

Jerry McAleer, Ph.D (3)...............    2000        189,588            --             --            --
  Vice President, R&D Company             1999        175,337            --        200,000(1)         --
  and Inverness Medical Ltd.              1998        126,783            --        124,183(4)         --

Jeffrey A. Templer(5).................    2000        183,333        35,000             --            --
                                          1999         61,112            --        100,000            --
                                          1998             --            --             --            --

(1) These options were granted on August 16, 1999 and were to become exercisable on August 15, 2006 subject to certain accelerated vesting provisions. Because the Company achieved certain market price goals these options vested in their entirety on December 31, 2000. The option exercise price for such options is $5.00.

(2) Mr. Alberico's employment commenced on June 17, 1999.

(3) Salary paid in LStg and reported in U.S. dollars using the average exchange rate for each year.

(4) Of the options granted to Mssrs. Scott, Legg and McAleer during 1998, each executive retains 70,000. The remaining options granted to those executives during 1998 have been cancelled.

(5) Mr. Templer served as Chief Financial Officer and Treasurer from August 16, 1999 to September 22, 2000, and remained employed by the Company through November 30, 2000.

OPTION GRANTS

    The following table sets forth certain information concerning grants of stock options made during fiscal 2000 to the Senior Executives:

                                                                                                        POTENTIAL
                                                                                                    REALIZABLE VALUE
                                                                                                       AT ASSUMED
                                                           PERCENT OF                                ANNUAL RATES OF
                                          NUMBER OF      TOTAL OPTIONS                                 STOCK PRICE
                                         SECURITIES         GRANTED       EXERCISE                    APPRECIATION
                                         UNDERLYING       TO EMPLOYEES      PRICE     EXPIRATION   -------------------
                                       OPTIONS GRANTED   IN FISCAL YEAR   PER SHARE    DATE(1)        5%        10%
                                       ---------------   --------------   ---------   ----------   --------   --------
  John P. Alberico...................     20,000(2)           8.6%         $7.6875     6/5/2010     $7,688    $15,375

------------------------

1. The exercisability of these options is accelerated upon the occurrence of a change in control (as defined in the 1996 Option Plan).

2. These incentive stock options were granted on June 5, 2000 and are exercisable in four equal annual installments commencing on June 5, 2001 at a price of $7.6875, the closing market price of the Common Stock on the grant date.

YEAR END OPTION VALUES

    The following table sets forth certain information concerning exercises of stock options during fiscal 2000 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on December 31, 2000:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                   NUMBER OF            VALUE OF
                                                                    SHARES            UNEXERCISED
                                                                  UNDERLYING          IN-THE-MONEY
                                                                  OPTIONS AT           OPTIONS AT
                                       NUMBER                   FISCAL YEAR-END    FISCAL YEAR-END(1)
                                      OF SHARES                 ---------------   --------------------
                                      ACQUIRED       VALUE       EXERCISABLE/         EXERCISABLE/
NAME                                 ON EXERCISE    REALIZED     UNEXERCISABLE       UNEXERCISABLE
----                                 -----------   ----------   ---------------   --------------------
  Ron Zwanziger....................    300,000     $6,819,000      1,262,425/0          $49,158,830/$0
  John P. Alberico.................     20,000        441,250         0/80,000             0/3,115,200
  David Scott......................     53,992      1,266,652   530,008/35,000    20,638,512/1,362,900
  Kenneth D. Legg, Ph.D............         --             --   371,446/35,000    14,464,107/1,362,900
  Jerry McAleer, Ph.D..............     45,000      1,036,890   376,500/35,000    14,660,910/1,362,900
  Jeffrey A. Templer...............     20,000        293,125          5,000/0               194,700/0

------------------------

1. Based on the fair market value of the Common Stock as of December 29, 2000 ($38.94 per share), the closing price of the Common Stock as reported on the AMEX on such date, less the option exercise price, multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement dated October 15, 1991 with Kenneth
D. Legg, Ph.D. Under that agreement Dr. Legg was granted shares of Common Stock. Dr. Legg's employment agreement also contains a non-competition provision whereby Dr. Legg agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after the termination of his employment.

    CHANGE OF CONTROL PROVISIONS. There are no compensatory plans or arrangements with any Senior Executive in connection with a change in control of the Company or a change in such officer's responsibilities. The 1996 Option Plan and the 2000 Option Plan provide that in the event of a "Change of Control" (as defined in those plans) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator of the options plan may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    In establishing the annual salary and incentive payments for the Company's Chief Executive Officer ("CEO") and senior management (for purposes of this section, the "Executive Officers") who report directly to the CEO, the Compensation Committee of the Board generally applies the following guidelines:

    a) Annual base salary for each individual will generally be near the average for the particular peer group from comparable companies for that individual. Annually, the CEO will review the base salary for each Executive Officer and recommend appropriate adjustments to the Compensation Committee.

    b) Cash bonus paid for achieving agreed performance measures will bring the individual to the top 10% of the cash compensation of the particular peer group for each individual.

    c) Stock related incentives for achieving specified performance measures need to be significant and meaningful to that individual.

    d) For the Executive Officers there will be group goals only. This is to help foster interaction between the complementary but dispersed operations of the growing organization.

    e) Incentive payments (cash or stock) made if the specified performance measures have been achieved within the management team should not be the same for each individual but should reflect the Executive Officer's relative value to the Company.

    f) The group goals for the Executive Officers do not necessarily have to be the same goals as for the CEO.

    g) Each year (or every two years if a two year plan is in place, but the targets shall nevertheless be annual) prior to or shortly after the start of the fiscal year, the CEO will present a plan to the Compensation Committee with suggested performance targets for the Executive Officers for the subsequent year or two years. The plan will include a specific proposal with respect to stock-based incentives but may omit a cash bonus recommendation. In such event, the Compensation Committee may change the plan to provide for awards of cash bonuses if and when specified goals are met. Following discussion and any changes, the Compensation Committee will recommend to the Board approval of a plan and the performance targets.

    h) Each year (or every two years if a two year plan is in place) the Compensation Committee will determine, prior to or shortly after the start of the subsequent year, the performance targets and specific stock-based incentives for the CEO and recommend approval of the plan to the full Board. Any cash bonuses will be determined separately from time to time. The determination of cash bonuses may be tied to individual performance as well as achievement of group or Company performance targets. The Compensation Committee will review the base salary of the CEO annually.

    i) The performance targets referred to in paragraphs (g) and (h) above may include both numeric targets, including increases in the market price of the Common Stock, and descriptive business objectives. These targets may be varied subsequently at the recommendation of the Compensation Committee and with the approval of the Board if the Company has undergone significant positive change rendering the previous targets meaningless, weakened or counter productive.

    Upon consideration of the guidelines described above, and relying on published data from recognized compensation specialists, the Compensation Committee recommended as of April 12, 2000 and June 5, 2000, and the Board subsequently approved, the following actions relating to the compensation of certain Executive Officers:

    - To appoint Anthony Bernardo as Vice President of New Business Development at an annual salary of $165,000 and to award Mr. Bernardo, under the 1996 Option Plan, incentive stock options to purchase up to 30,000 shares of Common Stock at an exercise price of $4.75, the closing market price of the Common Stock on the date of grant.

    - To award to John P. Alberico, then Managing Director of Inverness Medical Ltd., under the 1996 Option Plan, incentive stock options to purchase up to 20,000 shares of Common Stock at an exercise price of $7.8675, the closing market price of the Common Stock on the date of grant.

    In September 1999, relying on published data from recognized compensation specialists, the Compensation Committee recommended, and the Company's Board approved, annual salaries and provided additional performance-based compensation for Ron Zwanziger, the Company's CEO, and the Corporation's other Executive Officers (See Note 1 to Summary Compensation Table). The Compensation Committee determined that the compensation set for those Executive Officers in 1999 remained adequate and therefore did not recommend, and the Board has not approved, any adjustment to the annual salaries or any other additional compensation for those Executive Officers.

Carol R. Goldberg, Compensation Committee Member
Willard L. Umphrey, Compensation Committee Member

PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock since it completed its initial public offering and was listed on AMEX on August 6, 1996. This graph assumes an investment of $100 on August 6, 1996 in the Company's Common Stock, and compares its performance with the AMEX US Total Return Index and the AMEX Health Products & Services Total Return Index ("Current Indices"). The Company pays no dividends. The Current Indices reflect a cumulative total return based upon the reinvestment of dividends of the stocks included in those indices. Measurement points are August 6, 1996 for the first year and the last trading day of each of the Company's last five fiscal years.

    In its proxy statement last year, the Company compared the cumulative total shareholder return on its Common Stock to the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks Total Return Index (the "NASDAQ Index"). The Company has decided to use the AMEX Health Products & Services Total Return Index instead of the NASDAQ Index because the Company gets its total return data from AMEX and AMEX no longer provides data on the NASDAQ Index. The Company has determined that the AMEX Health Products & Services Total Return Index is an appropriate industry index. For the convenience of shareholders who have reviewed last year's proxy statement, the cumulative total return of the NASDAQ Index is included in the performance graph.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                AMEX HEALTH
              IMA  AMEX US  Products & Services  NASDAQ Index
8/6/96    $100.00  $100.00              $100.00       $100.00
12/31/96  $148.53  $104.42              $101.50       $105.37
12/31/97  $111.03  $130.86              $127.17       $120.23
12/31/98   $23.53  $140.45              $118.80       $134.08
12/31/99   $37.50  $184.44              $130.89       $162.38
12/31/00  $458.09  $173.23              $156.57       $168.51

                                                CURRENT INDICES                             NASDAQ
                                   -----------------------------------------   MEDICAL DEVICES, INSTRUMENTS AND
                                     AMEX US                 AMEX                SUPPLIES, MANUFACTURERS AND
                                      TOTAL       HEALTH PRODUCTS & SERVICES         DISTRIBUTORS STOCKS
DATE                      IMA      RETURN INDEX       TOTAL RETURN INDEX              TOTAL RETURN INDEX
----                    --------   ------------   --------------------------   --------------------------------
8/6/96........          $100.00       $100.00              $100.00                          $100.00
12/31/96......          $148.53       $104.42              $101.50                          $105.37
12/31/97......          $111.03       $130.86              $127.17                          $120.23
12/31/98......          $ 23.53       $140.45              $118.80                          $134.08
12/31/99......          $ 37.50       $184.44              $130.89                          $162.38
12/29/00......          $458.09        173.23              $156.57                          $168.51

                             AUDIT COMMITTEE REPORT

    The Audit Committee assists the Board in overseeing the Company's financial reporting process and its procedures for compliance with legal and regulatory compliance. In 2000, the Audit Committee adopted a written charter which is included as Attachment A. In fulfilling its oversight responsibilities, the committee discussed with the Company's independent auditors, Arthur Andersen LLP, the overall scope and plans for their audit. Upon completion of the audit, the committee reviewed with Arthur Andersen LLP, who is responsible for expressing an opinion on the conformity of the Company's audited, consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

    The committee also reviewed and discussed the audited, consolidated financial statements with management. The committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in those financial statements.

    The committee received and reviewed the written disclosures and the letter required by the Independence Standards Board and discussed with Arthur Andersen LLP the auditor's independence from management and the Company. The committee has determined that the services provided by Arthur Andersen LLP during fiscal year 2000 are compatible with maintaining such auditor's independence.

    In reliance on the reviews and discussions referred to above, the committee recommended to the Board (and the Board has approved) that the audited, consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

John F. Levy, Chairman of the Audit Committee
Peter Townsend, Audit Committee Member

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the Company's independent public accountant during fiscal year 2000 and will continue to act in that capacity during fiscal year 2001. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from stockholders.

    AUDIT FEES

    The Company was billed $268,448 by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual, consolidated financial statements for fiscal year 2000 and for reviews of its quarterly, consolidated financial statements filed with the Securities and Exchange Commission during 2000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

    During fiscal year 2000 the Company's principal accountant did not perform services in connection with the design or implementation of the Company's financial information systems.

    ALL OTHER FEES

    The Company was billed $282,363 for other services rendered by Arthur Andersen LLP for fiscal year 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    PARTICIPATION IN PUBLIC OFFERING

    On November 27 and 28, 2000 the Company sold a total of 3,500,000 shares of Common Stock pursuant to a Form S-3 Registration Statement filed with the Securities and Exchange Commission on November 20, 2000. A total of 9 executive officers and significant employees of the Company participated in that public offering by selling a total of 640,000 shares of Common Stock at $25.00 per share and receiving, after underwriting discounts and commissions, aggregate consideration of $15,160,000. The selling shareholders (and the number of shares sold by each) were Ron Zwanziger (300,000), Kenneth D. Legg (123,100), John P. Alberico (20,000), Duane L. James (7,600), Keith May (10,000), Jerry MacAleer (75,000), David Scott (90,000), Douglas Shaffer (7,500) and John Yonkin (6,800).

    PRIVATE PLACEMENT OF "UNITS"

    During June 2000, the Company entered into an agreement pursuant to which it sold units ("Units") consisting of (i) a $25,000 subordinated promissory note ("One-year Subordinated Notes") and (ii) a warrant to acquire 123 shares of Common Stock ("Warrants") for the aggregate purchase price of $19,349,195. The Units were sold primarily for the purpose of retiring its then outstanding $10,200,000 two-year subordinated promissory notes ("Two-year Subordinated Notes") and $7,500,000 subordinated revenue royalty notes ("Revenue Royalty Notes"). Among the purchasers of the Units were three Company directors, Willard
L. Umphrey, John F. Levy and Ernest A. Carabillo, Jr.

    Mr. Umphrey acquired beneficial ownership of 7.3 Units in exchange for Two-year Subordinated Notes in the aggregate face amount of $100,000 and $75,000 cash. Mr. Levy acquired approximately 15.9 Units in exchange for a Two-year Subordinated Note in the face amount of $250,000 and a Revenue Royalty Note in the face amount of 100,000. Mr Carabillo purchased 8 Units for $200,000 cash. In addition, two Two-year Subordinated Notes having an aggregate face value of $375,000 held by trusts controlled by or for the benefit of Mr. Umphrey were paid out for cash totaling $405,338.11

    U.S. Boston Capital Corporation, an entity whose majority shareholder is Mr. Umphrey, acted as the placement agent for the offering of the One-year Subordinated Promissory Notes. As compensation for its services, U.S. Boston received $356,000 representing cash commissions and reimbursement of expenses and a Warrant to acquire 10,000 shares of Common Stock.

    Pear Tree Royalty Company, Inc. as authorized representative of the acquirers of the One-year Subordinated Promissory Notes, received Warrants to purchase 14,262 shares of Common Stock and $96,922.22 cash. Pear Tree also received $606,100 as payment in full of a $500,000 Revenue Royalty Note held by it. Mr. Umphrey is also a director of Pear Tree, and he and his wife each own one-third of Pear Tree's capital stock.

    In addition, on January 29, 2001 the Company prepaid the holders of the One-year Subordinated Promissory Notes.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of Company's outstanding shares of Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and AMEX. Such persons are required by applicable regulations to furnish the Company with copies of all reports filed pursuant to Section 16(a).

    To the Company's knowledge, based solely on a review of the copies of such reports received by it and certain written representations that no other reports were required, the Company believes that for the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, except that two reports covering a total of three transactions were filed late by Jeffrey A. Templer, the Company's former Chief Financial Officer, one report covering two transactions was filed late by David Scott and one report covering one transaction was filed late by each of John Levy and Willard Umphrey.

                             STOCKHOLDER PROPOSALS

    Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at the Company's Annual Meeting of Stockholders to be held in 2002 must submit the proposals in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than December 19, 2001 in order for the proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting in 2002.

    Stockholder proposals intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2002 submitted outside the processes of Rule 14a-8 must be received in writing by the Company no later than March 7, 2002, nor earlier than January 21, 2002, together with all supporting documentation required by the Company's Amended and Restated By-laws.

                               OTHER INFORMATION

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FOR THE YEAR ENDED
DECEMBER 31, 2000 (THE "ANNUAL REPORT") SHALL BE PROVIDED WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY UPON THE WRITTEN REQUEST MADE TO:

                       INVERNESS MEDICAL TECHNOLOGY, INC.
                         Investor Relations Department
                              200 Prospect Street
                         Waltham, Massachusetts 02453*
                               Attn: Doug Guarino

    IN ADDITION, COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE TO STOCKHOLDERS WHO MAKE A WRITTEN REQUEST TO THE COMPANY AT THE ABOVE ADDRESS.

    The Board is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger
Chairman, Chief Executive Officer and President

April   , 2001

------------------------

* As of May 1, 2001, our principal office will move to 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448.

ATTACHMENT A

                       INVERNESS MEDICAL TECHNOLOGY, INC.
                            AUDIT COMMITTEE CHARTER

I.  GENERAL STATEMENT OF PURPOSE

    The Audit Committee of the Board of Directors (the "Audit Committee") of INVERNESS MEDICAL TECHNOLOGY, INC. (the "Company") assists the Board of Directors (the "Board") in general oversight and monitoring of management's and the independent auditor's participation in the Company's financial reporting process and of the Company's procedures for compliance with legal and regulatory requirements. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external independent auditor.

II.  AUDIT COMMITTEE COMPOSITION

    The Audit Committee shall consist of at least three members who shall be appointed annually by the Board and shall satisfy the qualification requirements set forth in Section 121 of the Rules of the American Stock Exchange LLC. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III.  MEETINGS

    The Audit Committee generally is to meet four times per year in person or by telephone conference call, with any additional meetings as deemed necessary by the Audit Committee.

IV.  AUDIT COMMITTEE ACTIVITIES

    The principal activities of the Audit Committee will generally include the following:

    A.  REVIEW OF CHARTER

       - Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

    B.  AUDITED FINANCIAL STATEMENTS AND ANNUAL AUDIT

       - Review the overall audit plan (both external and internal) with the independent auditor and the members of management who are responsible for maintaining the Company's accounts and preparing the Company's financial statements, including the Company's Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the "Senior Financial Executives").

       - Review and discuss with management (including the Company's Senior Financial Executive) and with the independent auditor:

            (i) the Company's annual audited financial statements, including any significant financial reporting issues which have arisen in connection with the preparation of such audited financial statements;

            (ii) the adequacy of the Company's internal financial reporting controls that could significantly affect the integrity of the Company's financial statements;

           (iii) major changes in and other questions regarding accounting and auditing principles and procedures; and

            (iv) the effectiveness of the Company's internal audit process
                 (including evaluations of its Senior Financial Executive and any other relevant personnel).

       - Review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and receive assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated. That section requires that the audit include
         (1) procedures designed to provide reasonable assurance of detecting illegal acts that would have direct and material effect on the determination of financial statement amounts; (2) procedures designed to identify related party transactions that are material to the financial statements or otherwise require disclosure therein; and
         (3) an evaluation of whether there is substantial doubt about the ability of the issuer to continue as a going concern during the ensuing fiscal year.

       - Review and discuss with the independent auditor (outside of the presence of management) any problems or difficulties that the auditor may have encountered with management or others and any management letter provided by the auditor and the Company's response to that letter. This review shall include considering:

            (i) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information; and

            (ii) any changes required by the auditor in the scope or performance of the Company's internal audit;

       - Review and discuss major changes to the Company's auditing and accounting principles and practices as may be suggested by the independent auditor or management.

       - Discuss with the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

       - Based on the Audit Committee's review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor's concerning the independent auditor's independence, make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's annual Report on Form 10-K.

       - Request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, and review and discuss with the independent auditor, the independent auditor's independence.

       - Prepare the Audit Committee Report required by Item 306 of
         Schedule 14A of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

    C.  UNAUDITED QUARTERLY FINANCIAL STATEMENTS

       - Review and discuss with management and the independent auditor, the Company's quarterly financial statements. Such review shall include discussions by the Chairman of the Audit Committee or the Audit Committee with the independent auditor of such issues as may be brought to the Chairman's or Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 71.

    D. MATTERS RELATING TO SELECTION, PERFORMANCE AND INDEPENDENCE OF INDEPENDENT AUDITOR

       - Recommend to the Board the appointment of the independent auditor.

       - Instruct the independent auditor that the independent auditor's ultimate accountability is to the Board and the Audit Committee as representatives of the Company's shareholders.

       - Evaluate on an annual basis, the performance of the independent auditor, and, if necessary in the judgment of the Audit Committee, recommend that the Board replace the independent auditor.

       - Review and approve on an annual basis, the fees to be paid to the independent auditor.

       - Require that the independent auditor provide the Audit Committee with periodic reports regarding the auditor's independence, which reports shall include, but not be limited to, a formal written statement setting forth all relationships between the independent auditor and the Company or any of its officers or directors. The Audit Committee shall discuss such reports with the independent auditor, and if necessary, in the judgment of the Audit Committee, the committee shall recommend that the Board take appropriate action to ensure the independence of the auditor or replace the auditor.

    E.  MATTERS RELATING TO THE INDEPENDENCE OF THE AUDIT COMMITTEE

       PERIODICALLY REVIEW THE INDEPENDENCE OF EACH MEMBER OF THE AUDIT COMMITTEE AND PROMPTLY BRING TO THE ATTENTION OF MANAGEMENT AND THE BOARD, ANY RELATIONSHIPS OR OTHER MATTERS THAT MAY IN ANY WAY COMPROMISE OR ADVERSELY AFFECT THE INDEPENDENCE OF ANY MEMBER OF THE AUDIT COMMITTEE OR ANY MEMBER'S ABILITY TO ASSIST THE AUDIT COMMITTEE IN FULFILLING ITS RESPONSIBILITIES UNDER THIS CHARTER, INCLUDING ANY SUCH RELATIONSHIP OR OTHER MATTER THAT MAY HAVE CAUSED OR MAY IN THE FUTURE CAUSE THE COMPANY TO FAIL TO COMPLY WITH THE REQUIREMENTS SET FORTH IN SECTION 121 OF THE RULES OF THE AMERICAN STOCK EXCHANGE LLC.

    F.  GENERAL

       - The Audit Committee may be requested by the Board to review or investigate on behalf of the Board, activities of the Company or of its employees, including compliance with laws, regulations or Company policies.

       - Perform such other oversight functions as may requested by the Board.

       - In performing its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and the independent auditor. The Audit Committee shall have the authority to retain special, legal, accounting or other professionals to render advice to the Committee. The Audit Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company, to render advice to the Company, attend a meeting of the Audit Committee, or meet with any members of or advisors to the Audit Committee.

       - Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate, and in accordance with generally accepted accounting principles. Such responsibilities are the duty of the management, and, to the extent of the independent auditor's audit responsibilities, the independent auditor. It also is not the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to ensure compliance with laws, regulations or Company policies.

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

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                    INVERNESS MEDICAL TECHNOLOGY, INC.
-------------------------------------------------------------------------------

Mark box at right if an address change or comment has been noted on the
reverse side of this card.                                                 / /

CONTROL NUMBER:
RECORD DATE SHARES:



Please be sure to sign and date this Proxy.  Date
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Shareholder sign here                              Co-owner sign here



1.  Election of Directors                       For All      Withhold    For All
                                                Nominees                 Except

    (01) Carol R. Goldberg                        / /          / /        / /
    (02) Ernest A. Carabillo, Jr.                 / /          / /        / /

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2.  Approval and adoption of an amendment to      FOR         AGAINST   ABSTAIN
    the Company's Certificate of Incorporation    / /          / /        / /
    increasing the number of shares of stock that the Company is authorized to issue from 45,000,000 shares (40,000,000 shares of Common Stock and 5,000,000 shares of
    Preferred Stock) to 75,000,000 shares
    (70,000,000 shares of Common Stock and
    5,000,000 shares of Preferred Stock) (the
    "Increase in Authorized Shares Proposal").

3.  Approval and adoption of an amendment to      FOR         AGAINST   ABSTAIN
    the 2000 Option Plan to increase the number   / /          / /         / /
    of shares of Common Stock that are available to be issued pursuant to grants or awards made thereunder from 750,000 shares to 1,250,000 shares (the "Increase in Option
    Shares Proposal").

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

DETACH CARD                                                          DETACH CARD

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


                       INVERNESS MEDICAL TECHNOLOGY, INC.
                              200 PROSPECT STREET
                         WALTHAM, MASSACHUSETTS 02453

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2001
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints RON ZWANZIGER and KENNETH D. LEGG, Ph.D., and each of them acting singly, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Inverness Medical Technology, Inc. to be held on May 21, 2001, at 12:30 P.M. at the offices of the Harvard Club of Boston, Downtown Clubhouse, One Federal Street, Boston, MA 02110-2069, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.

-------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                         THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign, exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
-------------------------------------------------------------------------------


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